FOR IMMEDIATE RELEASE		May 2, 2017
Media Contact: Analyst Contact:	Alan Bunnell, (602) 250-3376 Ted Geisler, (602) 250-3200 Chalese Haraldsen, (602) 250-5643
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2017 FIRST-QUARTER EARNINGS

•	Quarterly results in line with the company’s expectations

•	Operations and maintenance expenses lower versus a year ago due to fewer planned fossil plant outages

•	Customer growth continues as Arizona’s economy continues post-recession improvement

PHOENIX - Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $23.3 million, or $0.21 per diluted share of common stock, for the quarter ended March 31, 2017. This result compares with $4.5 million, or $0.04 per diluted share, for the same period in 2016.

“The first quarter proved to be a strong start to our year and continued to build on the momentum of a growing customer base,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “According to the U.S. Census Bureau, Maricopa County - home to 70 percent of our customers - was the nation’s fastest growing county in 2016. With Arizona’s population expected to grow 21 percent through 2025, it’s clear that people view Arizona as an attractive place to live and do business.

“And, if approved by the Arizona Corporation Commission, our regulatory settlement will position us to manage this growth through innovation and reliability and help ensure a sustainable energy future benefiting our customers, shareholders and the communities we serve.”

The 2017 first-quarter results comparison was positively impacted by the following factors:

•
Lower operations and maintenance expenses increased results by $0.11 per share compared with the prior-year period. The lower expenses were largely the result of fewer planned fossil plant maintenance in the 2017 first quarter compared to a year ago, as well as lower employee benefit costs. These positive attributes were partially offset by higher corporate support expenses related to information technology and implementation of new customer systems. As previously indicated, we expect further planned outages at the Four Corners Power Plant later this year to install added emission controls.

•	A lower effective income tax rate positively impacted earnings by $0.05 per share.

•	Higher lost fixed cost recovery revenue improved earnings by $0.04 per share.

•
The effects of weather variations improved results by $0.03 per share compared to the year-ago period. First-quarter 2017 residential heating degree-days (a measure of the effects of weather) were 10 percent greater than in the 2016 first quarter, albeit 10 percent below 10-year historical averages. Commercial cooling degree-days were 26 percent higher in the quarter versus the year-ago period and 88 percent greater than normal.
These positive factors were offset in part by the following items:

•
Lower retail electricity sales - excluding the effects of weather variations, but including the effects of customer conservation, energy efficiency programs and distributed renewable generation - decreased earnings $0.04 per share. Compared to the same quarter a year ago, weather-normalized sales decreased 3.3 percent due to changes in customer usage patterns and related pricing, and the result of an additional day of sales in February 2016 from the leap year.

•	Higher depreciation and amortization expenses related to additional plant in service reduced earnings by $0.04 per share.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2017 first-quarter results, as well as recent developments, at 12 noon ET (9 a.m. AZ time) today, May 2. A replay of the webcast can be accessed at pinnaclewest.com/presentations. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Tuesday, May 9, 2017, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering conference ID number 10311.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of more than $16 billion, about 6,200 megawatts of generating capacity and 6,300 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume,” “project” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining high reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, seasonality, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•
new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory policy, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on and of debt and equity capital investment;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, including in real estate markets;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations; and

•	restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED
	MARCH 31,
	2017	2016

Operating Revenues	$ 677,728	$ 677,167

Operating Expenses
Fuel and purchased power	212,395	221,285
Operations and maintenance	219,976	243,195
Depreciation and amortization	127,627	119,476
Taxes other than income taxes	43,836	42,501
Other expenses	388	548
Total	604,222	627,005

Operating Income	73,506	50,162

Other Income (Deductions)
Allowance for equity funds used during construction	9,482	10,516
Other income	480	117
Other expense	(3,680)	(4,038)
Total	6,282	6,595

Interest Expense
Interest charges	51,864	50,744
Allowance for borrowed funds used during construction	(4,472)	(5,227)
Total	47,392	45,517

Income Before Income Taxes	32,396	11,240

Income Taxes	4,211	1,914

Net Income	28,185	9,326

Less: Net income attributable to noncontrolling interests	4,873	4,873

Net Income Attributable To Common Shareholders	$ 23,312	$ 4,453

Weighted-Average Common Shares Outstanding - Basic	111,728	111,296

Weighted-Average Common Shares Outstanding - Diluted	112,195	111,847

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 0.21	$ 0.04
Net income attributable to common shareholders - diluted	$ 0.21	$ 0.04